Paramount Gold and Silver closes $23 million Financing

Ottawa, Canada (October 15, 2009) Paramount Gold and Silver Corp. (NYSE/TSX: PZG)(Frankfurt: P6G) (the “Company”) is pleased to announce the closing of its public offering of 16 million shares of its common stock at $1.25 per share.  In addition, due to overwhelming demand the underwriters also exercised all of its overallotment of 2.4 million shares generating net proceeds of approximately $ 21.7 million.  There are no warrants issued in connection with this financing.

Paramount intends to use the net proceeds to aggressively explore the San Miguel project and area and further consider acquisition of new precious metals projects.  Christopher Crupi, CEO, commented, “We are extremely excited about new target testing on the recently acquired claims in the areas surrounding the San Miguel Project.  We will also continue to look for new gold projects in favorable jurisdictions.”

FCMI Financial Corporation, a Toronto based corporation controlled by Albert D. Friedberg and the Company’s largest stockholder, purchased 4 million shares of common stock in the offering.

Dahlman Rose & Company, LLC of New York was book-running manager for the offering, Blackmont Capital Inc., of Toronto was joint lead-manager, and Sutter Securities Incorporated of San Francisco participated as a selling group member.

The offering was made by way of an effective registration statement, a base shelf prospectus and a final prospectus supplement, each of which has been filed with the Securities Exchange Commission (SEC) and the Ontario Securities Commission. A copy of the final prospectus supplement including the base prospectus relating to the offering may be obtained by accessing the SEC website, www.sec.gov, and in Canada (SEDAR), at www.sedar.com, or by contacting the underwriters, in the United States, c/o Dahlman Rose & Company LLC, Attn: Prospectus Dept., 142 West 57th Street – 18th Floor, New York, NY 10019, phone: 212-702-4521, fax: 212-920-2945, and in Canada, c/o Blackmont Capital Inc., Attn: Equity Capital Markets, 900 – 181 Bay Street, Toronto, Ontario, M5J 2T3, phone: 416-864-2082, fax: 416-864-9151.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement, the base prospectus or the Company’s shelf registration statement.

Cautionary “Safe Harbor” Statement under Applicable Securities Laws

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding the anticipated use of proceeds. Factors that could cause actual results to differ materially from projections or estimates include, among others, precious metals prices, economic and market conditions, as well as other factors described in our Annual Report on Form 10-K for the year ended June 30, 2009 and other filings with the SEC. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

Contacts:
Paramount Gold and Silver Corp.
Christopher Crupi, CEO
Chris Theodossiou, Investor Relations
866-481-2233 / 613-226-9881
www.paramountgold.com